As filed with the Securities and Exchange Commission on August 11, 2006.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCADIS N.V.

(Exact Name of Issuer as Specified in its Charter)

The Netherlands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

Nieuwe Stationsstraat 10

6811 KS Arnhem

The Netherlands

Tel +31 26 3778 911

 (Address, including zip code, and telephone number of Principal Executive Offices)

Arcadis N.V. 2005 Long-Term Incentive Plan

(Full Title of the Plan)

Copy to:
ANJA M. VAN BERGEN-VAN KRUIJSBERGEN	LESLEY H. SOLOMON
Arcadis N.V.	Alston & Bird LLP
Nieuwe Stationsstraat 10	One Atlantic Center
6811 KS Arnhem	1201 West Peachtree Street, NW
The Netherlands	Atlanta, Georgia 30309-3424
Tel +31 26 3778 245	Telephone: (404) 881-7346
(Name, address, including zip code, and telephone number, including area code, of agent for service)	Facsimile: (404) 253-8384

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock EUR 0.05 nominal value each	2,500,000	$46.09	$115,225,000	$12,330

(1)          Amount to be registered consists of an aggregate of 2,500,000 shares of Common Stock of Arcadis N.V. (the “Company”) to be issued pursuant to the grant or exercise of awards under the Arcadis N.V 2005 Long-Term Incentive Plan (the “Plan”), including additional shares of Company common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)          Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, the registration fee calculation is based on the average of the high and low prices of the Company’s common stock as reported on the NASDAQ Global Select Market on August 9, 2006.

PART I                                                       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)                                  The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b)                                 Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to the Company Secretary at the address and telephone number on the cover of this Registration Statement.

PART II.                                                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:

(1)                                  The Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 2005;

(2)                                  All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and

(3)                                  The description of the Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.  Not applicable.

Item 5.  Interests of Named Experts and Counsel.  Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company’s Articles of Association contain no provisions under which any member of its respective Boards or its officers is indemnified in any manner against any liability which he may incur in his capacity as such. However, Article 19, paragraph 2 under c. of the Articles of Association of the Company provides that in the annual general meeting of shareholders the proposals to discharge the members of the Executive Board from their management and to discharge the members of the Supervisory Board from their supervision will be put forward as a separate subject. Article 2:138 of the Netherlands Civil Code provides that members of the Executive Board are jointly and severally liable to the estate of a company limited by shares, such as the Company, which suffers an involuntary liquidation when management has manifestly performed its duties improperly and such is an important cause of the involuntary liquidation. Article 2:149 of the Netherlands Civil Code extends the application of Article 2:138 to members of the Supervisory Board. Under Netherlands law, a discharge as provided for in Article 19, paragraph 2 under c. of the Company’s Articles of Association is not absolute and would not be effective as to third parties. Members of the Executive Board and/or the Supervisory Board may be held personally liable for improper or negligent acts which affect third parties. Although such acts may be taken on behalf of a company and exonerated internally by a discharge, the discharge does not affect the existence and exercise of rights of third parties against Board members.

The Company has passed a resolution indemnifying the members of its Supervisory Board and Executive Board and its executive officers for liabilities arising out of actions based under the U.S. federal securities laws, and similar laws in other jurisdictions. The Company maintains third-party liability insurance in the amount of $25 million for the members of the Executive Board and Supervisory Board of the Company and its majority-owned subsidiaries acting in their capacities as members of the respective Boards.

Item 7.  Exemption from Registration Claimed.  Not applicable.

Item 8.  Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9.  Undertakings.

(a)                                  The undersigned Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arnhem, The Netherlands, on the 8th day of August, 2006.

ARCADIS N.V.

By:	/s/ Harrie L.J. Noy
Name: Harrie L.J. Noy
Chairman of the Executive Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mariska ter Steeg and Anja M. van Bergen-van Kruijsbergen, and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Rijnhard W.F. van Tets	Chairman Supervisory Board	August 8, 2006
Rijnhard W.F. van Tets

/s/ Thomas M. Cohn	Member, Supervisory Board	August 8, 2006
Thomas M. Cohn

/s/ Carlos Espinosa de Los Monteros	Member, Supervisory Board	August 8, 2006
Carlos Espinosa de Los Monteros

/s/ George R. Nethercutt	Member, Supervisory Board	August 8, 2006
George R. Nethercutt

/s/ Jan Peelen	Member, Supervisory Board	August 8, 2006
Jan Peelen

/s/ Gerrit Ybema	Member, Supervisory Board	August 8, 2006
Gerrit Ybema

/s/ Harrie L.J. Noy	Chairman, Executive Board	August 8, 2006
Harrie L.J. Noy	(Principal Executive Officer)

/s/ C. Michiel Jaski	Member, Executive Board	August 8, 2006
C. Michiel Jaski

/s/ Ben A. van der Klift	Chief Financial Officer and Member	August 8, 2006
Ben A. van der Klift	of Executive Board (Principal Financial Officer)

/s/ Friedrich Schneider	Member, Executive Board	August 8, 2006
Friedrich Schneider

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Authorized Representative in the United States:

Arcadis G&M, Inc.

By:	/s/ Steven B. Blake
Name: Steven B. Blake
Title: CEO

Date:	August 11, 2006

Attest:	/s/ Steven J. Niparko
Name: Steven J. Niparko
Title: Secretary

Date:	August 11, 2006

EXHIBIT INDEX

TO

FORM S-8

4.1	Articles of Association of the Company (Incorporated herein by reference from Exhibit 1.1 of the Company’s Annual Report on Form 20-F for the year ended December 31, 2004).

5.1	Opinion of De Brauw Blackstone Westbroek.

23.1	Consent of De Brauw Blackstone Westbroek (included in Exhibit 5.1).

23.2	Consent of KPMG Accountants N.V.

24.1	Power of Attorney (included on signature page).

99.1	2005 Long-Term Incentive Plan.